UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 10, 2017

DineEquity, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15283	95-3038279
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

450 North Brand Boulevard, Glendale, California	91203-2306
(Address of principal executive offices)	(Zip Code)

(818) 240-6055

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of New Principal Officer

On August 10, 2017, DineEquity, Inc. (the “Corporation”) announced that Stephen P. Joyce, age 57, has been appointed as the Chief Executive Officer of the Corporation, effective September 12, 2017.

Mr. Joyce has served on the Corporation’s Board of Directors since February 2012. He has served as president and chief executive officer of Choice Hotels International, Inc., a publicly-traded hospitality franchisor, since 2008, where he has also been a director since 2008. Previously, Mr. Joyce was with Marriott International, Inc., where he served as executive vice president, global development/owner and franchise services, in addition to holding other leadership positions.

Per the terms of Mr. Joyce’s Employment Agreement with the Corporation, he will receive a compensation package consisting of the following: (1) an annual base salary of $1,000,000; (2) participation in the Corporation’s annual incentive plan for 2018 through 2020 with a target payout of 100% of base salary; (3) a one-time cash sign-on bonus of $750,000; and (4) a commuting allowance of $125,000 per year and a temporary housing allowance of $125,000 per year. In addition, Mr. Joyce will receive a one-time grant of 75,000 time-based restricted stock units, 350,000 performance- and time-based stock options and 175,000 performance- and time-based restricted stock units. The time-based restricted stock units will cliff vest on February 1, 2021 assuming Mr. Joyce remains continuously employed by the Corporation through such date. The performance- and time-based equity awards will cliff vest on February 1, 2021 based on Mr. Joyce’s achievement of certain price targets for the Corporation’s common stock and assuming Mr. Joyce remains continuously employed by the Corporation through such vesting date. Mr. Joyce will also be entitled to participate in standard health and benefits plans and other perquisites that may be extended generally to the most senior executive officers of the Corporation. Mr. Joyce’s Employment Agreement provides for certain cash payments to be made to Mr. Joyce in connection with qualifying terminations, including a cash payment at a multiple of 3x base salary and annual bonus for a termination in connection with a change in control and 2x base salary and annual bonus for other qualifying terminations. Additionally, in connection with a qualifying termination, Mr. Joyce’s equity awards are subject to accelerated vesting in full or based on length of time served and/or achievement of certain stock price targets, depending on the circumstances of termination.

Mr. Joyce will remain a member of the Board of Directors, but will no longer serve on the Compensation Committee, effective September 12, 2017. Mr. Joyce will not receive any additional compensation for his service on the Board of Directors.

(d) Departure of Principal Officer

In connection with Mr. Joyce’s appointment above, Richard J. Dahl, the Corporation’s Chairman of the Board of Directors and Interim Chief Executive Officer, will resign as Interim Chief Executive Officer, effective September 12, 2017. Mr. Dahl will continue to serve as Chairman of the Board of Directors.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 9, 2017, the Board of Directors approved amendments to the Amended Bylaws of the Corporation, effective September 12, 2017, to separate the roles of Chairman of the Board of Directors and Chief Executive Officer of the Corporation and to require that the Chairman of the Board of Directors be selected from the independent members of the Board of Directors.

Section 5 of Article III of the Amended Bylaws now provides that the Board of Directors shall elect a Chairman of the Board of Directors from the independent members of the Board of Directors and sets forth the powers of the Chairman of the Board of Directors. Section 4 of Article IV was removed to reflect that the Chairman of the Board of Directors will no longer be the Chief Executive Officer nor will it be an officer position. Various changes to Section 1 of Article IV were revised to account for the above changes.

The description of the amendments to the Amended Bylaws above does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended Bylaws, attached as Exhibit 3.2 to this Report and incorporated herein by reference.

The Corporation issued a press release announcing the appointment of Mr. Joyce and the amendment to the Amended Bylaws. The full text of the press release is attached hereto as Exhibit 99.1 and incorporated herein by this reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
3.2	Amended Bylaws of DineEquity, Inc.
99.1	Press Release issued by the Corporation on August 10, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 10, 2017	DINEEQUITY, INC.

/s/ Bryan R. Adel
	By:	Bryan R. Adel Senior Vice President, Legal, General Counsel and Secretary

Exhibit Index

Exhibit Number	Description
3.2	Amended Bylaws of DineEquity, Inc.
99.1	Press Release issued by the Corporation on August 10, 2017.